Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

AVITA Medical, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	2,500,000	(2)	$3.93	(3)	$9,825,000.00	(3)	0.00015310	$1,504.21
Equity	Common Stock, par value $0.0001 per share	Rule 457(h)	520,000	(4)	$8.73	(5)	$4,539,600.00	(5)	0.00015310	$695.01
Equity	Common Stock, par value $0.0001 per share	Rule 457(h)	25,770	(6)	$8.73	(5)	$224,972.10	(5)	0.00015310	$34.44
Equity	Common Stock, par value $0.0001 per share	Rule 457(h)	60,132	(7)	$8.73	(8)	$524,952.36	(8)	0.00015310	$80.37
Total Offering Amounts							$15,114,524.46			$2,314.03
Total Fee Offsets (9)										-
Net Fee Due										$2,314.03

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 (the “Registration Statement”) shall also cover any additional shares of common stock, par value $0.0001 (“Common Stock”), of AVITA Medical, Inc. (the “Registrant”) that become issuable under the AVITA Medical, Inc. 2020 Omnibus Incentive Plan, Amended and Restated (the “Omnibus Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.
(2)
Represents an additional 2,500,000 shares of Common Stock authorized for future issuance under the Omnibus Plan, as a result of the stockholders of the Registrant approving an amendment to the Omnibus Plan to increase the shares of Common Stock available for issuance under the Omnibus Plan on June 4, 2025 at the Registrant’s 2025 Annual Meeting of Stockholders.
(3)
Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The maximum offering price per share and maximum aggregate offering price are based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Market on August 8, 2025, which date is within five business days prior to filing this Registration Statement.
(4)
Represents 520,000 shares of Common Stock issuable to the Chief Executive Officer upon the exercise of outstanding stock options issued pursuant to the Chief Executive Officer’s stock option grant agreement in 2025.
(5)
The proposed maximum offering price per share has been determined pursuant to Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is $8.73, which is the exercise price of options granted pursuant to the individual stock option grant agreements.
(6)
Represents 25,770 shares of Common Stock issuable to the non-employee directors of the Registrant upon the exercise of outstanding stock options issued pursuant to individual stock option grant agreements in 2025.
(7)
Represents 60,132 shares of Common Stock issuable to the non-employee directors of the Registrant upon the vesting of restricted stock units (“RSUs”) issued pursuant to individual RSU grant agreements in 2025.
(8)
The proposed maximum offering price per share has been determined pursuant to Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee. The proposed maximum offering price per share is $8.73, which is the grant date fair value of the RSUs pursuant to the individual restricted stock unit grant agreements.
(9)
The Registrant does not have any fee offsets.